 EXHIBIT 99.1

Hallador Energy Company Reports First Quarter 2023 Financial and Operating Results

TERRE HAUTE, Ind., May 8, 2023 -- Hallador Energy Company (NASDAQ – HNRG) today reported a net income of $22.1 million, $.67 basic earnings per share, and adjusted EBITDA of $34.0 million for the quarter ended March 31, 2023.

Brent Bilsland, President and Chief Executive Officer, stated, "We have delivered strong back-to-back quarters of increasing EBITDA and ongoing debt reduction, which has significantly delevered our balance sheet to 1.2 times debt to EBITDA.  We expect coal pricing for the balance of the year to remain robust, and we are excited by additional opportunities for coal, electricity, and capacity sales on the horizon."

Below are highlights for the first quarter of 2023:

●	The Company reported profitability of $22.1 million and operating cash flow of $26.1 million on the continued strength of shipments of higher priced coal contracts and a full quarter of operations at the Merom Generating Station.

○

Coal Q1 2023 margins improved to $17.07 per ton, which represents an increase of $6.66 per ton over Q4 2022 and an increase of $15.21 per ton over Q1 2022 on the strength of ~$56 per ton average sales prices.

○	The Company produced 2.0 million tons and shipped 1.7 million tons for the quarter.

●	We continue to deleverage the Company's balance sheet.

○	Bank Debt was reduced by $10 million, bringing our outstanding balance to $75.2 million in addition to $11.2 million in Letters of Credit.

○	The continued efforts to reduce debt resulted in our debt to adjusted EBITDA ratio falling to 1.20X as of March 31, 2023, and our liquidity growing to $36.0 million.

●	The Merom Generating Station continues to show positive results and increased interest from customers.

●	The Company continues to be well positioned with contracted coal tons for the next few years.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton

2023	5.8	$57.00
2024 - 2027 (total)	7.5	**
	13.3

_____________________

*Contracted tons are subject to adjustment in instances of force majeure and exercise of customer options to either take additional tons or reduce tonnage if such an option exists in the customer contract.

**Of the 7.5 million tons contracted for 2024 - 2027, 2.7 million tons are contracted for 2024 at an estimated price of $51 per ton, with up to an additional 3.0 million tons expected to be dispatched to the Merom Power Plant.  The remaining 4.8 million tons contracted for 2024 - 2027 are unpriced or partially priced tons.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Three Months Ended
	March 31,
	2023	2022
Net income (loss)	$22,051	$(10,134)
Total Revenues	$188,334	$58,907
Tons Sold	1,693	1,377
Average Price per Ton	$55.88	$41.40
Bank Debt	$75,200	$120,050
Operating Cash Flow	$26,112	$2,977
Adjusted EBITDA*	$34,015	$2,631

* Defined as operating cash flows plus current income tax expense, less effects of certain subsidiary and equity method investment activity, plus bank interest, less effects of working capital and other long-term asset and liability period changes, plus cash paid on asset retirement obligation reclamation, plus other amortization

Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP.  Our method of computing Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies.

Management believes the non-GAAP financial measure, Adjusted EBITDA, is an important measure in analyzing our liquidity and is a key component of certain material covenants contained within our Credit Agreement, specifically a maximum leverage ratio and a debt service coverage ratio.  Noncompliance with the leverage ratio or debt service coverage ratio covenants could result in our lenders requiring the Company to immediately repay all amounts borrowed.  If we cannot satisfy these financial covenants, we would be prohibited under our Credit Agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets.  Consequently, Adjusted EBITDA is critical to the assessment of our liquidity.  The required amount of Adjusted EBITDA is a variable based on our debt outstanding and/or required debt payments at the time of the quarterly calculation based on a rolling prior 12-month period.

Reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to cash provided by operating activities, the most comparable GAAP measure, is as follows (in thousands) for the three months ended March 31, 2023 and 2022, respectively.

Reconciliation of GAAP "Cash provided by (used in) operating activities" to non-GAAP "Adjusted EBITDA" (in thousands).

	Three Months Ended
	March 31,
	2023	2022
Cash provided by operating activities	$26,112	$2,977
Current income tax expense	432	—
Loss from Hourglass Sands	1	1
Distribution from Sunrise Energy	(625)	—
Bank and convertible note interest expense	2,687	1,710
Working capital period changes	4,812	(3,856)
Other long-term asset and liability changes	(451)	(163)
Cash paid on asset retirement obligation reclamation	365	703
Other amortization	682	1,259
Adjusted EBITDA	34,015	2,631

Cash used in investing activities	(13,467)	(8,951)

Cash (used in) provided by financing activities	(12,722)	7,722

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Hallador and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Hallador's annual report on Form 10-K for the year ended December 31, 2022, and other Securities and Exchange Commission filings. Hallador undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Conference Call

Our earnings conference call for financial analysts and investors will be held on Tuesday, May 9, 2023, at 2:00 pm eastern time.

The call will be webcast live on our website at www.halladorenergy.com under events and available for a limited time.

To participate in the conference call, please dial:

US dial-in number (Toll Free): 1 833 470 1428

Canada: +1 833 950 0062

Access Code: 018965

A recording of the conference call will be available until Tuesday, May 16, 2023.

To listen to a replay of the conference call, please dial:

US Toll Free: 1 866 813 9403

Canada:  +1 226 828 7578

   All other locations: +44 204 525 0658

   Access Code: 762434

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiaries, Sunrise Coal, LLC and Hallador Power, LLC, produces coal and electricity in the Illinois Basin for the electric power generation industry. To learn more about Hallador, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504